                                                               FILED PURSUANT TO
                                                              SEC RULE 424(b)(3)
                                                     REGISTRATION NO. 333-122229

          QUADRIGA SUPERFUND, L.P. -- SERIES A AND SERIES B SUPPLEMENT DATED OCTOBER 18, 2005 TO PROSPECTUS DATED FEBRUARY 28, 2005

                       SEPTEMBER 2005 PERFORMANCE UPDATE

                                                                    TOTAL NAV    NAV PER UNIT
                                   SEPTEMBER 2005   YEAR TO DATE    09/30/05       09/30/05
                                   --------------   ------------   -----------   ------------
Series A.........................       0.51%           (9.36)%    $53,355,242    $1,329.46
Series B.........................       1.06%          (12.54)%    $41,083,652    $1,513.39

---------------

* All performance is reported net of fees and expenses

FUND RESULTS FOR SEPTEMBER 2005:

     In the month of September, world stock market indices, most notably Asian indices, were moving upwards; therefore Quadriga Superfund L.P.'s ("the Fund's") long positions gained.

     Conversely, worldwide treasuries traded lower for the month, resulting in losses for the Fund's long positions in these markets.

     The major metals markets -- especially Gold -- trended higher during September and provided a positive result for the "long" strategy established by the Fund's trading system.

     Long positions in foreign currencies markets were unsuccessful this month due to the strengthening of the U.S. Dollar.

/s/ Christian Baha
Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

Enclosures

                      QUADRIGA SUPERFUND, L.P. -- SERIES A
                        SEPTEMBER 2005 ACCOUNT STATEMENT
   (PREPARED FROM BOOKS WITHOUT AUDIT FOR THE MONTH ENDED SEPTEMBER 30, 2005)

                              STATEMENT OF INCOME

                                                                     MONTH
                                                               ------------------
INVESTMENT INCOME, interest.................................      $   126,606
                                                                  -----------
EXPENSES
  Management fee............................................           82,739
  Organization and offering expenses........................           44,723
  Operating and other expenses..............................          185,709
Incentive fee...............................................               --
Brokerage commissions.......................................          273,646
                                                                  -----------
       Total expenses.......................................          586,817
                                                                  -----------
NET INVESTMENT GAIN (LOSS)..................................         (460,211)
                                                                  -----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Net realized gain (loss) on futures and forward
     contracts..............................................        2,284,924
     Net change in unrealized appreciation or depreciation
      on futures and forward contracts......................       (1,552,333)
                                                                  -----------
NET GAIN (LOSS) ON INVESTMENTS..............................          732,591
                                                                  -----------
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......      $   272,380
                                                                  ===========

                     STATEMENT OF CHANGE IN NET ASSET VALUE
                                                               SEPTEMBER 30, 2005
                                                               ------------------
NET ASSETS, beginning of period.............................      $48,580,136
                                                                  ===========
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......          272,380
CAPITAL SHARE TRANSACTIONS
  Issuance of shares........................................        4,763,500
  Redemption of shares......................................         (260,774)
                                                                  -----------
NET INCREASE IN NET ASSETS FROM CAPITAL SHARE
  TRANSACTIONS..............................................        4,502,726
NET INCREASE IN NET ASSETS..................................        4,775,106
                                                                  ===========
NET ASSETS, end of period...................................      $53,355,242
                                                                  -----------
NAV Per Unit, end of period.................................      $  1,329.46

                      QUADRIGA SUPERFUND, L.P. -- SERIES B
                        SEPTEMBER 2005 ACCOUNT STATEMENT
   (PREPARED FROM BOOKS WITHOUT AUDIT FOR THE MONTH ENDED SEPTEMBER 30, 2005)

                              STATEMENT OF INCOME

                                                                     MONTH
                                                               ------------------
INVESTMENT INCOME, interest.................................      $    93,747
                                                                  -----------
EXPENSES
  Management fee............................................           63,708
  Organization and offering expenses........................           34,438
  Operating and other expenses..............................          143,061
  Incentive fee.............................................               --
  Brokerage commissions.....................................          281,919
                                                                  -----------
       Total expenses.......................................          523,126
                                                                  -----------
NET INVESTMENT GAIN (LOSS)..................................         (429,379)
                                                                  -----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
  Net realized gain (loss) on futures and forward
     contracts..............................................        3,895,699
     Net change in unrealized appreciation or depreciation
      on futures and forward contracts......................       (3,034,551)
                                                                  -----------
NET GAIN (LOSS) ON INVESTMENTS..............................          861,148
                                                                  -----------
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......      $   431,769
                                                                  ===========

                     STATEMENT OF CHANGE IN NET ASSET VALUE
                                                               SEPTEMBER 30, 2005
                                                               ------------------
NET ASSETS, beginning of period.............................      $41,362,055
                                                                  ===========
NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS.......          431,769
CAPITAL SHARE TRANSACTIONS
  Issuance of shares........................................          303,566
  Redemption of shares......................................       (1,013,738)
                                                                  -----------
NET INCREASE IN NET ASSETS FROM CAPITAL SHARE
  TRANSACTIONS..............................................         (710,172)
NET INCREASE IN NET ASSETS..................................         (278,403)
                                                                  ===========
NET ASSETS, end of period...................................      $41,083,652
                                                                  -----------
NAV Per Unit, end of period.................................      $  1,513.39

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Gerhard Entzmann
Dr. Gerhard Entzmann, Secretary
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

                                        3